Exhibit 99.1

Monotype to Update Fourth Quarter and Full Year 2012 Outlook During Analyst Day Presentations

WOBURN, Mass.--(BUSINESS WIRE)--December 5, 2012--Monotype Imaging Holdings Inc. (Nasdaq: TYPE), a leading provider of typefaces, technology and expertise for creative applications and consumer devices, announced that it will update its fourth quarter and full year guidance today at its analyst day in New York City.

The company now expects fourth quarter and full year 2012 revenue to be toward the high end of the previously provided guidance ranges of $37.2 million to $38.7 million and $148.0 million to $149.5 million, respectively. Net adjusted EBITDA for the fourth quarter and full year 2012 is also expected to be toward the high end of previously provided guidance ranges of $15.7 million to $16.7 million and $63.5 million to $64.5 million, respectively.

The analyst day presentations will begin today, Dec. 5, 2012 at 8:30 a.m. eastern time and conclude at approximately 1:00 p.m. eastern time. A live webcast will be available under the “Events & Presentations” section on the company’s investor relations website at http://ir.monotypeimaging.com. Following the event, a webcast replay will be available on the site for one year.

About Monotype

Monotype is a leading global provider of typefaces, technology and expertise that enable the best user experience and ensure brand integrity. Based in Woburn, Mass., Monotype provides customers worldwide with typeface solutions for a broad range of creative applications and consumer devices. The company’s library and e-commerce sites are home to many of the most widely used typefaces – including the Helvetica®, Frutiger® and Univers® families – as well as the next generation of type designs. Further information is available at www.monotype.com.

Monotype is a trademark of Monotype Imaging Holdings Inc. registered in the U.S. Patent and Trademark Office and may be registered in certain jurisdictions. Helvetica, Frutiger and Univers are trademarks of Linotype Corp. registered in the U.S. Patent and Trademark Office and may be registered in certain jurisdictions in the name of Linotype Corp. or its licensee Linotype GmbH. All other trademarks are the property of their respective owners. ©2012 Monotype Imaging Holdings Inc. All rights reserved.

CONTACT:
Investor Relations:
ICR
Staci Mortenson, 781-970-6120
ir@monotypeimaging.com